                                                                      EXHIBIT 99

N E W S                                     Contact:
R E L E A S E
                                            Exchange National Bancshares, Inc.
                                            Investor Relations
                                            Kathleen Bruegenhemke
                                            (573) 761-6179  Fax: (573) 761-6272

                     EXCHANGE NATIONAL BANCSHARES ANNOUNCES
                          INTENTION TO REPURCHASE STOCK

         Jefferson City, MO, August 22, 2001 - Exchange National Bancshares, Inc. (NASDAQ: EXJF) today announced that its Board of Directors authorized the purchase, through open market transactions, of up to $2 million market value of Exchange National's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. Exchange National intends to purchase its shares through broker dealers selected in compliance with applicable securities laws at prices for the common stock prevailing from time to time in NASDAQ's National Market.

         The repurchased shares will be held in treasury and may be used by Exchange National for general corporate purposes, including stock-based employee benefit plans and stock dividends. It is expected that the stock repurchases will be funded by cash generated through cash on hand, operations and other sources. At June 30, 2001, the Company had 2,863,493 common shares outstanding.

         Donald Campbell, President and Chairman of the Board of Exchange National stated "Our Company's purchase of common stock will be carried out in a manner designed to avoid disrupting the market and may, therefore, occur over an extended period of time. Purchasing activities may be discontinued and resumed at any time, as market conditions warrant."

         Exchange National is the parent holding company of The Exchange National Bank of Jefferson City, Citizens Union State Bank & Trust of Clinton and Osage Valley Bank of Warsaw. Our banks offer a broad range of commercial and retail banking services in the Missouri communities of Jefferson City, California, St. Robert, Tipton, Clinton, Collins, Windsor, Calhoun, Osceola, and Warsaw, as well as the nearby communities in Cole, Moniteau, Pulaski, Henry, St. Clair and Benton counties. As of June 30, 2001, Exchange National Bancshares had total consolidated assets of approximately $740 million, total deposits of approximately $586 million and total shareholders' equity of approximately $77 million.

Statements made in this press release that suggest Exchange National's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's reports filed with the Securities and Exchange Commission.